Exhibit 10.33

SSP PARTNERS

NON-QUALIFIED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

Article 1.	Introduction
Article 2.	Definitions
Article 3.	Plan Specifications
Article 4.	Distributions and Loans
Article 5.	Plan Investment
Article 6.	Beneficiary
Article 7.	Vesting and Forfeitures
Article 8.	Benefits
Article 9.	Administration
Article 10.	Miscellaneous

ARTICLE 1.—INTRODUCTION

Whereas, the Employer wishes to establish a supplementary employee retirement plan to provide deferred compensation for a select group of management or highly compensated employees as chosen by the Employer effective October 1, 2003, and

Whereas, the Employer, who has determined pursuant to the laws of the Employer’s state, may establish such a Plan;

Whereas, the Employer wishes to provide that the Plan to be established under this Agreement shall be called the SSP Partners Non-Qualified Deferred Compensation Plan, and

Whereas, the Employer wishes to provide under the Plan for the payment of vested accrued benefits to the Participants and their beneficiary or beneficiaries, and

Whereas, the Employer wishes to provide under the Plan that the Employer shall pay the entire cost of vested accrued benefits from its general assets and set aside contributions by the Employer to meet its obligations under the Plan, and

Whereas, the Employer intends that the assets of the Plan and Trust shall at all times be subject to the claims of the general creditors of the Employer,

Now therefore, the Employer does hereby establish the Plan as follows, and does also hereby agree that the Plan shall be structured, held and disposed of as follows:

ARTICLE 2.—DEFINITIONS

“Age” means age at nearest birthday.

“Beneficiary” means the beneficiary or beneficiaries designated by the Participant in the Enrollment Agreement who are to receive any distributions payable upon the death of the Participant.

“Board” means the Employer’s Board of Directors.

“Compensation” means the amount payable to an Eligible Employee, for services rendered to the Employer, such as wages, salary, overtime, amounts payable pursuant to written contracts, bonuses, commissions and other remuneration that is reportable to the Federal Government for the purpose of withholding Federal income taxes, or which would be reportable if it were not deferred by the Eligible Employee under this Plan.

“Computation Period” means the 12-consecutive month period beginning with the Employee’s Employment Commencement Date (or, if applicable, his Re-Employment Commencement Date) and the succeeding 12-consecutive month periods beginning on the anniversaries of that commencement date.

“Deferred Compensation” means the amount of Compensation that the Participant elects to defer under the Enrollment Agreement and that the Participant and the Employer mutually agree shall be deferred in accordance with the Plan and/or the amount of any contributions made by the Employer on behalf of the Participant.

“Disability” means a Participant’s total and permanent disability as a result of disease or bodily injury so as to render the Participant incapable of engaging in any substantial gainful activity by reason of any medically determinable physical or mental impairment or impairments that can be expected to result in death or that have lasted or can be expected to last for a continuous period of not less than twelve (12) months, provided that the Participant is eligible for and receives disability benefits under the Social Security Act. The Plan Administrator shall have the exclusive right of determining, with the assistance of a competent physician whether a Participant has suffered a Disability. A certificate to that effect, executed by the Plan Administrator and supported by the affidavit of an examining physician, shall be sufficient evidence of such fact and may be so accepted by the Plan Administrator without further inquiry, provided that all Participants under similar circumstances shall be treated alike.

“Effective Date” means October 1, 2003.

“Eligible Employee” means a member who is part of a select group of management or highly compensated individuals who performs services for the Employer as an employee and who has been chosen by the Employer each year, in his sole discretion, to be eligible to participate in the Plan.

“Employer” means SSP Partners and any succeeding or continuing corporation.

“Employment or Re-employment Commencement Date” means the date on which the Eligible Employee first performs an Hour of Service for the Employer.

“Enrollment Agreement” means the agreement entered into by a Participant which specifies the amount of Deferred Compensation, the Participant’s Beneficiary and the Participant election of form of payment on Termination of Service.

“Hardship Withdrawal” A withdrawal is on account of hardship if it is due to an unforeseen emergency which creates a hardship and which occurs during employment and prior to the Participant’s retirement and commencement of benefits. An unforeseen emergency is defined as (1) a severe financial hardship to the Participant, or (2) loss of the Participant’s or beneficiary’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

Payment may not be made to the extent that such hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets to the extent the liquidation of these assets would not itself cause severe financial hardship or (3) cessation of deferrals under the Plan.

“Normal Retirement Age” means Age 65.

“Participant” shall mean any Eligible Employee selected by the Employer who has elected to participate in the Plan by entering into an Enrollment Agreement.

“Participant’s Account” The individual account maintained for a Participant by the insurance company under the group contract in accordance with the terms of the group contract(s) and the Plan.

“Plan” the SSP Partners Non-Qualified Deferred Compensation Plan effective October 1, 2003.

“Plan Year” The first Plan Year shall be a short Plan Year beginning on the Effective Date and ending on December 31, 2003. A Plan Year other than the first Plan Year is the 12 consecutive month period beginning on each January 1st and ending on the next following December 31st.

“Service” means employment with the Employer including leaves of absence authorized by the Employer (such as a temporary absence authorized by the Employer because of vacation, sickness, injury, disability, layoff, or jury duty) and service in the armed forces of the United States, commencing while he is an employee, provided that he returns to the employment of the Employer as an employee at the end of such authorized absence, or within the applicable period specified in the Military Selective Service Act of 1967, and amendments thereto, after release from such service with the armed forces. Moreover, in calculating the number of a Participant’s Years of Credited

Service and length of participation in this Plan for all purposes hereunder, such period of absence or service with the armed forces subsequent to becoming a Participant hereunder, will be counted. However, no Contributions will be made to the Plan during such periods of absence or service with the armed forces.

“Termination of Service” shall mean severance of the Participant’s services for the Employer for any reason, including retirement.

“the 401(k) Plan” the Retirement Savings Plan for SSP Partners.

“The Top Hat Plan” is a non-qualified deferred compensation plan for a select group of management or highly compensated employees.

“Trust” shall mean the Trust Agreement between the Employer the Trustees.

“Trustees” means the Trustees named in the Trust and their duly appointed and acting successor Trustee(s) which shall be appointed by the corporation and may consist of one or more persons.

ARTICLE 3.—PLAN SPECIFICATIONS

Each Eligible Employee shall be eligible to participate in the Plan on the Effective Date. Thereafter, each Eligible Employee shall be eligible to participate in the Plan on date he is hired or promoted into a position making him an Eligible Employee.

An Eligible Employee may enroll and become a Participant by executing an Enrollment Agreement in each calendar year preceding the calendar year in which deferral of compensation is to commence. However, during the first Plan Year, an Eligible Employee may enroll and become a Participant within 30 days after the Plan is effective. In the first year an employee first becomes an Eligible Employee, the Eligible Employee may enroll and become a Participant within 30 days after the date the employee becomes an Eligible Employee.

The Participant shall specify in his Enrollment Agreement the amount of Compensation to be deferred under the Plan. The maximum permitted to be deferred under the Plan is 75% or any other amount established by the Employer.

Any salary deferrals made by an Eligible Employee under this Plan shall be held as an asset of the Employer, and the Employer intends to deposit the amounts deferred into the Trust.

The Participant may terminate his Enrollment Agreement at any time and be restored to full Compensation, prior to the calendar year in which such change is to be effective. An election to defer Compensation under this Plan, or to change the amount of Deferred Compensation, shall apply only to Compensation earned after such election.

The Employer has the power to establish rules and from time to time to modify or change such rules governing the manner and method by which salary deferral contributions may be changed or discontinued temporarily or permanently.

A Participant’s Enrollment Agreement shall remain in effect unless previously modified or terminated as herein permitted until the Participant’s Termination of Service.

All salary deferral contributions shall be authorized by the Participant in writing, made by payroll deduction, deducted from the Participant’s compensation without reduction for any taxes or withholding (except to the extent required by law or the regulations) and paid over to the Plan and Trust by the Employer.

The Employer may make a matching contribution to the Plan on behalf of a Participant, equal to the matching contribution that would have been made to the 401(k) Plan with respect to salary deferral contributions made to this Plan as a result of the limitations imposed on contributions to the 401(k) Plan to pass the ADP/ACP nondiscrimination tests, and the limits under Section 402(g)(3). In addition, the Employer may make matching contributions to this Plan that would have been made to the 401(k) Plan, had it not been for the reduction of Compensation in the 401(k) plan because of Deferred Compensation made to this Plan.

In addition, the employer may make non-elective contributions to this Plan. The amount of such contributions, each Plan year, shall be determined by resolution of the Board.

Contributions made to the Plan on behalf of a Participant shall include salary deferral contributions, matching contributions and non-elective contributions. The salary deferral contributions, matching contributions and non-elective contributions made under the Plan on behalf of each Participant shall be credited to the Participant’s Account. The Account consists of the aggregate of all records maintained by the Employer for purposes of determining the Participant’s interest in the Trust.

ARTICLE 4.—DISTRIBUTIONS AND LOANS

4.1	All distributions to or for the benefits of a Participant shall be made in accordance with Article 8. Except for payments to a Participant under Article 4.2, contributions to the 401(k) Plan under Article 4.3, and hardship withdrawals under Article 4.4, no part of a Participant’s Account shall be distributed prior to the Participant’s termination of employment with the Employer.

4.2	As of the end of each calendar year (and not later than January 31 of the next following calendar year), the Employer shall determine the maximum amount that may be contributed to the 401(k) Plan on behalf of each Participant as a salary deferral contribution with respect to the corresponding plan year of the 401(k) Plan. The Employer’s determination of the maximum amount that may be contributed to the 401(k) Plan on behalf of each Participant shall be conclusive. Unless the Participant has elected to have such amount contributed to the 401(k) Plan as a salary deferral contribution pursuant to Article 4.3, the amount (exclusive of any earnings credited under this Plan) so determined with respect to the Participant (but not in excess of the Participant’s Deferred Compensation for that calendar year) shall be paid in a lump sum to the Participant as soon as is practicable after such computation is made. If such payment is paid to a Participant after December 31 of the year in which the Deferred Compensation is earned, it shall nonetheless be treated by the Employer and reported on the Participant’s Form W-2 as wages paid in the year in which the Deferred Compensation was earned.

4.3	Each Participant may elect to have the amount otherwise payable to the Participant under Article 4.2 contributed to the 401(k) Plan as a salary deferral contribution. Such election must be made not later than December 31 of the calendar year preceding the calendar year for which the Deferred Compensation election is made, and such election may not be revoked after that date. If such election is made, the Employer shall contribute such amount (exclusive of any earnings credited under this Plan) to the 401(k) Plan as soon as is practicable after the end of the plan year that corresponds with the calendar year for which the election was made. The Employer shall also contribute to the 401(k) Plan any matching contributions that are due from the Employee for such plan year. The Participant’s Account shall be debited by the amount of such contributions.

4.4	There are no loans available under this Plan; however, a Participant may make a Hardship Withdrawal, as defined in Article 2, from the Plan. Any Eligible Employee who is a Participant in both this Plan and the 401(k) Plan must draw down all funds available to him under this Plan before he can request a hardship withdrawal from the Savings Plan.

4.5	Notwithstanding any otherwise conflicting provision in this Plan, a Participant’s election under Article 4.3 with respect to a calendar year shall not be given effect, and the Employer shall not make a contribution to the 401(k) Plan under Article 4.3 on behalf of such Participant for such calendar year, unless such Participant is in the employ of the Employer on the last day of such calendar year.

ARTICLE 5.—PLAN INVESTMENT

5.1	All contributions will be invested under mutual funds under which Participant Accounts will be established for each Participant. The Employer invests plan assets in its discretion, taking into account (to the extent it deemed advisable) instructions received from Participants. A Participant’s investment choices are limited to the types of investments as so elected by the Employer.

Unless otherwise so elected, the Employer hereby designates that plan participants may direct the investment of the deferred amounts, but only from a menu of investment alternatives made available by the Employer under the Plan and under a policy established by the Employer.

5.2	All amounts under this Plan, including all investments purchased with such amounts and all income attributable thereto, shall remain (until made available to the Participant or Beneficiary) solely the property of the Employer (without being restricted to the provision of benefits under the Plan) subject to the claims of the Employer’s general creditors. No Participant or Beneficiary shall have any secured or beneficial interest in any property, rights or investments held by the Employer in connection with the Plan.

ARTICLE 6.—BENEFICIARY

6.1	The Participant’s Enrollment Agreement shall designate the Beneficiary or Beneficiaries who are to receive distributions in the event of the Participant’s death. If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary or Beneficiaries shall predecease the Participant, then the Participant’s estate shall be treated as the Beneficiary. A Participant may change his Beneficiary designation at any time by amending his Enrollment Agreement.

ARTICLE 7.—VESTING AND FORFEITURES

7.1	Vesting. The value of a Participant’s Account consisting of salary deferral contributions, shall be fully vested at all times. The matching contributions and non-elective contributions will vest under the following schedule:

Year of Service	Vesting Percentage
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

However, all accounts shall reach the Employer’s creditors in the event of insolvency.

7.2	When employment is terminating and payment is not deferred, the amount of the payment shall be based on the value of the Participant’s Account plus any contributions subsequently credited to such Account and less any distributions subsequently made from the Account.

ARTICLE 8.—BENEFITS

8.1	Distributions - Participant. At termination, the Participant’s account shall be paid in the form of a lump sum cash payment. Payment of benefits will begin as soon as administratively feasible after his Termination of Service provided that in no case will payment of benefits begin later than 60 days after the close of the Plan Year in which the Participant terminates service.

8.2	Distributions - Death. Benefits under this Plan are immediately payable in a lump sum upon the Participant’s death to the Beneficiary designated by the Participant.

ARTICLE 9.—ADMINISTRATION

9.1	Plan Administrator. The Administrator of the Plan shall be the Employer or, if applicable, the person(s) or entity appointed by the Employer to administer the Plan. The Plan Administrator shall serve at the pleasure of the Employer and the Employer shall have the right to appoint, in its sole and absolute discretion, any successor Plan Administrator.

9.2	Power and Authority. The Plan Administrator shall have full power and authority to adopt rules and regulations (including without limitation a reasonable claims procedure) for the administration of the Plan, and to interpret, alter, amend, or revoke any rules and regulations so adopted. The Plan Administrator shall have full power and authority to interpret the terms and provisions of this Plan and any instrument filed hereunder.

9.3	Presumption of Fairness. Every action taken by the Plan Administrator shall be presumed to be a fair and reasonable exercise of the authority vested in, or the duties imposed upon, the Plan Administrator. The Plan Administrator shall be deemed to have acted impartially as to all persons interested, unless the contrary be proven by affirmative evidence. The Plan Administrator shall not be liable for amounts of Deferred Compensation by a Participant or for other amounts payable under the Plan.

9.4	Other Parties. Any person or entity which issues policies, contracts, or investment media to the Employer or in respect of a Participant is not a party to this Plan and such person or entity shall have no responsibility, accountability or liability to the Employer, the Plan Administrator, any Participant, or any Beneficiary with regard to the operation or adequacy of this Plan, including any future amendments made thereto.

9.5	Information Requests. Any party entitled to payment under this Plan shall comply with all written requests of the Plan Administrator or its designee to furnish the Employer with any information known or available to such party and necessary to the administration of the Plan.

9.6	Expenses. If not paid by the Employer, all reasonable expenses incurred in the administration of the Plan, including without limitation those of any trustee and the Plan Administrator, shall be paid from Participants’ Accounts to which such expenses are allocable.

9.7	No Fiduciary Relationship. Neither the Plan, nor any action taken by the Plan Administrator or the Employer, shall create or be deemed to create a trust or fiduciary relationship of any kind between the Employer and the Participant, his or her Beneficiary, or any other person.

9.8	Employment. Participation in this Plan shall not be deemed to be a contract of employment between the Employer and any Employee. Nor shall anything contained herein be deemed to give any Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Employee at any time, nor shall it be deemed to give the Employer the right to require any Employee to remain in its employ, nor shall it interfere with such Employee’s right to terminate his employment at any time (as may be provided in any contract or agreement affecting such employment).

ARTICLE 10.—MISCELLANEOUS

10.1	Amendment of Plan. The Employer reserves the right to amend any provisions of the Plan at any time to the extent that it may deem advisable without the consent of the Participant or any Beneficiary provided that no such amendment shall impair the rights of Participants or Beneficiaries with respect to Compensation deferred before such amendment.

10.2	Termination of Plan. The Employer reserves the right to terminate the Plan at any time. Upon termination of the Plan, the Participant’s full Compensation on a non-deferred basis will be thereupon restored. Upon the termination of the Plan, all participants will be 100% vested. In the year of plan termination, benefits are immediately payable in a lump sum cash payment to participants. Any participant who is already in pay status and has been receiving payments in a method other than a lump sum shall receive the balance of their account in a lump sum cash payment. If the Plan, which was designed and intended to be a Top-Hat Plan is deemed not to be a Top-Hat Plan, it will be terminated and contributions will be distributed to Participants in the Plan.

10.3	Finality of Decisions. The Plan Administrator’s benefit determinations or other decisions or interpretations made under the Plan shall be binding and final on all interested parties.

10.4	The Employer may, from time to time, hire outside consultants, accountants, actuaries, legal counsel, or recordkeepers to perform such tasks as the Employer may from time to time determine.

10.5	In the event that any Participants are found to be ineligible, that is, not members of a select group of highly compensated employees, according to a determination made by the Department of Labor, the Employer will take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

10.6	No benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. The provisions of this Plan shall be binding upon and inure to the benefit of the Employer and Participants and their respective successors, heirs, personal representatives, executors, administrators, and legatees.

The vested Account balance of a Participant shall be paid from the Trust only to the extent the Employer is not at the time of payment insolvent. Any vested accrued benefits under the Plan represent an unfunded, unsecured promise by the Employer to pay these benefits to the Participants when due. A Participant has no greater right to Trust assets than the general creditors of the Employer in the event that the Employer shall become insolvent. Trust assets can be used to pay only vested accrued benefits under the Plan or the claims of the Employer’s general creditors.

10.7	This Plan and the Enrollment Agreement, and any subsequently adopted amendment thereof, shall constitute the total agreement or contract between the Employer and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant.

10.8	Change of Law. If, because of a change in law, the Trust should be determined to no longer be considered a “rabbi trust” as currently permitted by IRS Private Letter Ruling 8113107, then the Plan and Trust shall be deemed to have terminated as of the effective date of the change in law which nullified its status as a “rabbi trust”.

10.9	This Plan shall be construed under the laws of Texas

IN WITNESS WHEREOF, SSP Partners has caused this Plan to be executed by its duly authorized officers this day of October 10, 2003.

IN PRESENCE OF:
By:

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